    As filed with the Securities and Exchange Commission on August 17, 1999

                                      Registration Statement No. 333-[_________]

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           -------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                             Segue Software, Inc.
            (Exact name of Registrant as specified in its charter)

       Delaware                                         95-4188982
(State of incorporation)                 (I.R.S. Employer Identification Number)

                               201 Spring Street
                        Lexington, Massachusetts 02421
                                (781) 402-1000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           -------------------------

                               Stephen B. Butler
                     President and Chief Executive Officer
                             Segue Software, Inc.
                               201 Spring Street
                        Lexington, Massachusetts 02421
                                (781) 402-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                                With copies to:
                            JEFFREY C. HADDEN, P.C.
                         Goodwin, Procter & Hoar  LLP
                                Exchange Place
                                53 State Street
                       Boston, Massachusetts 02109-2881
                                (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           -------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                           Proposed Maximum
     Title of Shares        Amount to be          Proposed Maximum        Aggregate Offering       Amount of
    to be Registered       Registered (1)   Offering Price Per Share (2)        Price         Registration Fee (2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value    137,413 shares              $7.53125               $1,034,891.66           $288
 $.01 per share
 ("Common Stock")
=================================================================================================================

(1) The 137,413 shares of Common Stock being registered hereunder represents certain shares of Common Stock issued to the stockholders of Eventus Software, Inc. pursuant to an Agreement and Plan of Merger dated as of December 3, 1998 by and among Segue Software, Inc., SSI Merger Corp., Eventus Software, Inc. and the stockholders named therein.

(2) These figures are estimates made solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. Based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on August 10, 1999, the fee paid herewith for such shares is $288.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 1999

PROSPECTUS
----------

                                137,413 Shares

                             SEGUE SOFTWARE, INC.

                                 Common Stock


    The selling stockholders identified in this prospectus are offering to sell up to an aggregate of 137,413 shares of common stock of Segue Software, Inc.

    The common stock is quoted on the Nasdaq National Market under the trading symbol "SEGU." The last reported sale price of the common stock on the Nasdaq National Market on August 13, 1999 was $8.75 per share.

    The selling stockholders may sell their shares of common stock in any manner described in the "Plan of Distribution" section of this prospectus beginning on page 7.

    Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 2.

    Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.



                The date of this prospectus is __________, 1999

                                 RISK FACTORS

    An investment in the common stock involves various risks. This prospectus contains forward-looking statements within the meaning of the federal securities laws. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the factors referenced in Segue's documents which are filed with the SEC and which are incorporated by reference herein. In deciding whether or not to invest in the common stock, you should consider the following risk factors:

    Segue's quarterly results may fluctuate. Segue's quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If Segue's quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of its common stock could fall substantially. Segue's quarterly revenue may fluctuate significantly for several reasons, including: the timing of introductions of new products or product enhancements by Segue or its competitors; personnel changes; the size and timing of individual orders; software bugs or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; demand for Segue's products is difficult to predict for reasons discussed below; changes in operating expenses; product mix; and general economic conditions. A substantial portion of Segue's operating expenses are related to personnel, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is based, in significant part, on our expectations of future revenues. If actual revenue levels are below management's expectations, results of operations are likely to be adversely affected. In addition, Segue does not typically experience order backlog. Furthermore, Segue has often recognized a substantial portion of its revenues in the last month of a quarter, with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter, and revenues for any future quarter are not predictable with any significant degree of accuracy. For these reasons, Segue believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

    Segue may not be profitable in the future. Since Segue began operations, it has generally experienced losses. Losses have resulted in an accumulated deficit of approximately $29.5 million as of June 30, 1999. Segue had net income of $144,000 in 1996; a net loss of $11.5 million in 1997, which included a charge of $9.1 million for purchased research and development in process and $718,000 for severance charges; a net loss of $2.9 million in 1998, which included a charge of $1.5 million related to Seque's acquisitions of Eventus Software and Black & White Software, and a charge of $667,000 related to the write-offs of an NRE fee and guaranteed royalties; and a net loss of $11.5 million for the six months ended June 30, 1999, which included non-recurring and other charges of approximately $2.5 million related to employee severance costs. While Segue has experienced revenue growth in recent periods, continued growth at the same rate is not sustainable and is not necessarily indicative of future operating results. Failure to sustain or increase profitability may adversely affect the market price of Segue's common stock.

    Segue has recently shifted its focus from general software testing to e-business testing. In 1997, Segue began to develop and acquire technology to provide automated software testing for Web-enabled software applications, including its acquisition of SQLBench in December 1997. These developments allowed Segue to extend its testing capabilities beyond distributed client/server applications with GUI front ends. In the second quarter of 1998, Segue introduced "LiveQuality," an e-business scenario testing product. In the fourth quarter of 1998, Segue acquired Eventus Software and Black & White Software to acquire certain other technologies which Segue believed would help expand its then current line of e-business testing products. Segue's shift from a general software testing company to an e-business testing company during the past year has resulted in significant changes in Segue's (i) organizational structure, (ii) management personnel, (iii) product mix, and (iv) sales approach. In addition, because e-business scenario testing is more complicated than general software testing, Segue may experience issues with its product quality. If Segue fails to effectively manage these changes, or make other changes which may be needed in connection with its shift to an e-business testing company, Segue's business, operating results and financial condition may be materially adversely affected.

    The development of a market for Segue's products is uncertain. The market for automated software testing products is relatively new and undeveloped. Marketing and sales techniques in the automated software testing marketplace, as well as the bases for competition, are not well established. There can be no assurance as to the extent that a significant market for automated software testing products will develop or the extent to which Segue's products will be accepted in that market. Although Segue believes that the current trend toward increased use of automated software testing will continue, a majority of software testing is still carried out manually, and there can be no assurance that the automated software testing market will enjoy continued growth.

    The commercial market for products and services designed for use on the Internet, Intranet and Extranet has only recently begun to develop. The success of Segue's products focused on e-commerce and Internet applications will depend on the growth of the market and on Segue's ability to continue to enhance its products to work with all of the prevalent technologies driving Internet applications. There can be no assurance that Segue will be able to effectively adapt its products to the prevalent technologies being used on e-commerce applications or to successfully compete in the market for Internet-related products and services. As is typical for new and rapidly evolving industries, demand for recently introduced products is highly uncertain.

    Segue may have difficulty managing its growth. Segue has been experiencing a period of rapid growth, including increases in the number of orders, customers and employees. Segue's rapid growth has placed, and may continue to place, strains on its management, operations and systems. To manage future growth effectively, Segue must expand, improve and effectively utilize its operational, management, marketing, sales and financial systems as necessitated by changes in its business. Segue is currently implementing a new management information system and anticipates that such system will be completed by December 1999. There can be no assurance that such system will be successfully and timely implemented. Segue also opened its global technical support center in North Ireland in July 1999 which will support its LiveQuality E-Business Management Solutions software. There can be no assurance that the Northern Ireland support center will be able to effectively support Segue's software products or that Segue will not have to increase training or incur other additional costs with respect to the Northern Ireland support center. Furthermore, the management information system and the Northern Ireland support center have required, and will continue to require, significant management attention and/or financial resources of Segue that Segue might otherwise allocate to other activities. There can be no assurance that Segue will be able to effectively manage such changes.

    Segue has also significantly changed its executive management and sales management teams, and has changed the structure of its internal organization by adding product divisions which relate to its e-business testing products. Segue consolidated the positions of Senior Vice President of Research and Development and Senior Vice President and General Manager of the executive management team and in the second quarter of 1999 filled the newly created position of Senior Vice President and General Manager of Product Development. Also during the second quarter of 1999, Segue appointed a new Chief Financial Officer. There can be no assurance that Segue will be able to effectively manage such changes.

    Segue may be subject to risks associated with its recent acquisitions and future acquisitions. In the fourth quarter of 1998 Segue acquired Eventus Software and Black & White Software in two separate transactions. Segue's product range and customer base have increased in the recent past due in part to these acquisitions. These acquisitions provided Segue with technologies which it believed would help expand its then current line of e-business testing products. There can be no assurance that the integration of any or all of the acquired technologies will be successful or will not result in difficulties which may absorb significant management attention.

    In the future, Segue may acquire additional businesses or product lines. The recently completed acquisitions, or any future acquisition, may not produce the revenue, earnings or business synergies that Segue anticipated, and an acquired product, service or technology might not perform as expected. Prior to completing an acquisition, however, it is difficult to determine if such benefits can actually be realized. There can be no assurance that the integration of an acquired company will be successful. The process of integrating acquired companies into Segue's business may also result in unforeseen difficulties. Unforeseen operating difficulties may require significant management attention, which Segue might otherwise devote to its existing business. Also, the process may require significant financial resources that Segue might otherwise allocate to other activities, including the ongoing development or expansion of its existing operations.

    If Segue pursues a future acquisition, its management could spend a significant amount of time and effort in identifying and completing the acquisition. To pay for a future acquisition, Segue might use capital stock or cash. Alternatively, Segue might borrow money from a bank or other lender. If Segue uses capital stock as it did with its recent acquisitions, Segue's stockholders would experience dilution of their ownership interests. If Segue uses cash or debt financing, its financial liquidity will be reduced.

    Segue has recently changed its sales approach and restructured its sales teams. As part of the shift in Segue's business to e-business testing, Segue focuses its marketing and sales efforts with a solution sales approach. Segue's direct sales force focuses on large enterprise-wide and strategic sales in an effort to provide as many solutions as a particular client needs. To facilitate the solution sales approach, Segue restructured its direct sales force into teams of one strategic sales representative and one technical support engineer. There can be no assurance that this sales approach will result in greater revenues. Because its sales force focuses on making larger sales, its Segue's sales cycle may increase.

Larger purchases will take longer than smaller sales because customers will generally take more time to decide on whether to make larger purchases. A longer sales cycle reduces Segue's ability to forecast revenue levels. Any delay or loss in sales of Segue's products could have a material adverse effect on its business, operating results and financial condition, and could cause its operating results to vary significantly from quarter to quarter.

    Segue's performance will depend in part on the growth and commercial acceptance of the Internet. Segue's future success will depend substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. If the Internet does not become a viable and substantial commercial medium, Segue's business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce.

    Segue faces significant competition from other software companies. The market for software quality management tools is new, intensely competitive and subject to rapid technological change. Segue expects competition to intensify in the future. Segue currently encounters competition from a number of public and private companies including Mercury Interactive Corporation, Rational Software Corporation and Compuware Corporation. Many of Segue's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases, and significantly greater financial, technical and marketing resources than Segue does. Therefore, these competitors may be able to respond more quickly than Segue to new or changing opportunities, technologies, standards and customer requirements or may be able to devote greater resources to the promotion and sale of their products than Segue. Segue may also face increased competition from the recent consolidation of several companies in the automated software quality market. An increase in competition could result in price reductions and loss of market share. Such competition and any resulting reduction in profitability could have a material adverse effect on Segue's business, operating results and financial condition.

    Segue's business could be adversely affected if its products contain errors. Software products as complex as Segue's products may contain undetected errors or "bugs," which result in product failures. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to Segue's reputation, or damage to its efforts to build brand awareness, any of which could have a material adverse effect on Segue's business, operating results and financial condition.

    Segue's future success will depend on its ability to enhance existing products and develop new products. To be competitive, Segue must develop and introduce product enhancements and new products that increase its customers' ability to test their systems. If Segue fails to develop and introduce new products and enhancements successfully and on a timely basis, it could have a material adverse effect on Segue's business, operating results and financial condition. The emerging nature of the automated software testing and e-commerce testing markets requires that Segue continually improve the performance, features and reliability of its products, particularly in response to competitive offerings and evolving customer needs. Segue must also introduce enhancements to existing products as quickly as possible and prior to the introduction of competing products. Segue has acquired, and may in the future acquire, technologies to provide it with the tools to introduce new products or to enhance current products. The success of such acquisitions will depend in part on Segue's ability to effectively integrate the technologies.

    Segue must hire and retain skilled personnel in a tight labor market. Qualified personnel are in great demand throughout the software industry. Segue's success depends in large part upon its ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. There is intense competition for sales personnel in Segue's business, and there can be no assurance that Segue will be successful in attracting, integrating, motivating and retaining new sales personnel. The failure of Segue to attract and retain the highly skilled personnel that are integral to its direct sales, product development, service and support teams may limit the rate at which Segue can generate sales and develop new products or product enhancements. This could have a material adverse effect on Segue's business, operating results and financial condition.

    Class action lawsuits have been filed against Segue which, if determined or settled in a manner adverse to Segue, could adversely affect Segue's financial condition. On or about April 27, 1999, a putative class action complaint was filed in the United States District Court for the District of Massachusetts against Segue, its Chief Executive Officer and a former Chief Financial Officer of Segue, captioned Nathan Rice v. Segue Software, Inc., et al. Civil No.
                    -----------    ---------------------------
99-CV-10891RGS. The class action complaint alleges that Segue and a certain officer and a former officer violated the federal securities laws by making material misrepresentations and omissions in certain public disclosures during the period beginning on October 13, 1998 through April 9, 1999, inclusive. The public disclosures relate to, among other things, Segue's past and future financial performance and results. On or about May 3, 1999, another similar putative class action complaint was filed against Segue, its Chief Executive Officer and a former Chief Financial Officer of Segue in the United States District Court for the District of Massachusetts, captioned Anthony Moumouris v.
                                                            -----------------
Segue Software, Inc., et al., Civil No. 99-CV-10933RGS. These cases have been
---------------------------
consolidated under the caption In Re Segue Software, Inc. Securities Litigation,
                               ------------------------------------------------
Civil No. 99-CV-10891-RGS. Segue is currently reviewing the allegations made in these lawsuits. Segue intends to defend the claims vigorously. Segue believes the defense of the claims could involve significant litigation-related expenses. The outcome of these matters is uncertain and, as a result, at this time Segue is not able to quantify any related financial exposure. In the event that any of the claims set forth in the class action complaints are determined or settled in a manner adverse to Segue, then such determination or settlements could adversely affect Segue's financial position or results of operations in the period in which the litigation is resolved.

    Segue faces many risks associated with international business activities. Segue derived approximately 16% of its total product sales from international customers in 1998 and 13% for the first six months of 1999. The international market for software products is highly competitive and Segue expects to face substantial competition in this market from established and emerging companies. Segue faces many risks associated with international business activities including currency fluctuations, imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, tailoring of products to local requirements, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. To the extent that Segue is unable to expand international sales in a timely and cost-effective manner, Segue's business could be materially adversely affected.

    Segue may be affected by unexpected Year 2000 problems. Many existing computer systems and software products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. Segue is subject to potential Year 2000 problems affecting its products, its internal systems and the systems of its vendors and distributors, any of which could have a material adverse effect on Segue's business, operating results and financial condition.

    In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in Segue's internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not be material.

    Year 2000 errors or defects in the internal systems maintained by Segue's vendors or distributors could require Segue to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could reduce Segue's revenue from its indirect distribution channel.

    Segue's new strategy of selling its products through a few large system integrators may result in fewer sales and may adversely affect Segue's results of operations. During the second quarter of 1999, Segue shifted its sales strategy away from creating and managing a large network of resellers and towards building deeper relationships with a few large system integrators. There can be no assurance that this sales strategy will result in greater revenues. In general, these system integrators may discontinue marketing and selling Segue's products with little or no notice. In addition, because Segue will be dependent on a smaller number of integrators, the affect that any single integrator may have on Segue will be greater than any single reseller under Segue's former strategy. Accordingly, Segue is highly dependent on the services of the system integrators and the loss of, or a significant reduction in sales volume through, any single system integrator could have a material adverse effect on Segue.

    Segue could be subject to product liability claims. In selling its products, Segue relies primarily on "shrink wrap" licenses that contain, among other things, provisions protecting against the unauthorized use, copying and transfer of the licensed program and limiting Segue's exposure to potential product liability claims. However, these licenses are not signed by the licensees and the provisions of these licenses, including the provisions limiting Segue's exposure to product liability claims, may therefore be unenforceable under the laws of certain jurisdictions. Segue's products may be used on applications that are critical to the operations of its customers' businesses. Any failure in a customer's applications could result in a claim for substantial damages against Segue, regardless of Segue's responsibility for such failure. Although Segue maintains general liability insurance, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

    Segue's success depends on its ability to protect its proprietary technology. Segue's success depends to a significant degree upon the protection of its software and other proprietary technology. The unauthorized reproduction or other misappropriation of Segue's proprietary technology could enable third parties to benefit from Segue's technology without paying Segue for it. This could have a material adverse effect on Segue's business, operating results and financial condition. Although Segue has taken steps to protect its proprietary technology, they may be inadequate. Segue currently relies on a combination of trademark, copyright and trade secret laws and contractual provisions to protect its proprietary rights in its products. Segue presently has no registered copyrights. Segue has a patent but there can be no assurance that the patent would be upheld if challenged. Moreover, the laws of other countries in which Segue markets its products may afford little or no effective protection of Segue's intellectual property. There can be no assurance that Segue's competitors will not independently develop technologies that are substantially equivalent or superior to Segue's technology. If Segue resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk. There can be no assurance that third parties will not assert intellectual property infringement claims against Segue. If Segue were to discover that any of its products violated third party proprietary rights, there can be no assurance that Segue would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful.

    Any claim of infringement could cause Segue to incur substantial costs defending against the claim, even if the claim is invalid, and could distract management from Segue's business. Furthermore, a party making such a claim could secure a judgment that requires Segue to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Segue from selling its products. Any of these events could have a material adverse effect on Segue's business, operating results and financial condition.


                                  THE COMPANY

    Segue is a Delaware corporation with its principal executive offices at 201 Spring Street, Lexington, Massachusetts 02421. Its telephone number is (781) 402-1000.


                                USE OF PROCEEDS

    Segue will not receive any proceeds from the sale of the common stock under this prospectus.


                   MATERIAL TERMS OF THE EVENTUS TRANSACTION

    On December 3, 1998, Segue and its wholly owned subsidiary, SSI Merger Corp., entered into an Agreement and Plan of Merger dated December 3, 1998, with Eventus Software and the stockholders of Eventus Software. Under the terms of the merger agreement, SSI Merger Corp. was merged with and into Eventus Software, with Eventus Software surviving the merger. As a result of the merger, which was treated for accounting purposes as a pooling of interests transaction, the stockholders of Eventus Software received an aggregate of 312,990 shares of Segue common stock, and the holders of outstanding Eventus Software options and warrants received options and warrants to purchase up to an aggregate of 31,951 shares of Segue common stock. Eventus Software is now a wholly owned subsidiary of Segue based in San Francisco, California and engaged in the business of developing and marketing web management software.

    The stockholders of Eventus Software entered into a Registration Rights Agreement with Segue pursuant to which Segue agreed to register 50% of the shares of Segue common stock issued to such stockholders in connection with the merger. Under the registration rights agreement, each selling stockholder is entitled for a period of 30 days in which an initial registration statement filed by Segue covering such shares (the "Initial Registration Statement") is effective (the "Initial Sale Period") to sell shares of common stock issued by Segue to such holder in connection with the merger. Near the end of the Initial Sale Period, Segue will determine the total number of shares of common stock registered pursuant to the Initial Registration Statement which remain unsold and will within five business days of the end of such 30-day period notify the selling stockholders of the number of unsold shares (the "Request Notice").
The selling stockholders will have the right to sell under a registration statement any additional shares of common stock (up to the aggregate amount unsold) during the Additional Sale Period (as defined below) by giving written notice to Segue within five business days after delivery of the Request Notice advising Segue of the number of shares that such selling stockholder desires to sell (the "Additional Sale Notice"). If the number of shares requested to be sold by the selling stockholders exceeds the amount unsold after the Initial Sale Period, then the available shares will be allocated among the selling stockholders who have timely sent an Additional Sale Notice to Segue on a pro rata basis. Within five business days after the date upon which the Request Notice is required to be delivered, Segue shall notify (the "Participation Notice") each participating selling stockholder of the number of shares that such stockholder will be entitled to sell during the Additional Sale Period. The Additional Sale Period is the period from the date of the Participation Notice to a date on which there has elapsed a total of 30 days for which the Initial Registration Statement has been effective and the participating selling stockholders could have sold their shares thereunder. The selling stockholders agree that from the period after the end of the Initial Sale Period to the beginning of the Additional Sale Period, they will not sell any shares registered under such registration statement.

     On April 15, 1999, Segue filed the Initial Registration Statement for the sale of shares during the Initial Sale Period. The Initial Registration Statement was declared effective by the Securities and Exchange Commission on June 25, 1999 and the Initial Sale Period ended on July 26, 1999. Based on responses to its notice to the selling stockholders under the Initial Registration Statement, Segue determined that no shares were sold pursuant to the Initial Registration Statement during the Initial Sale Period and that the responding selling shareholders desire to sell an aggregate of 137,413 shares in the Additional Sale Period. Segue is filing this registration statement on Form S-3 to register the sale of 137,413 shares by those selling stockholders who indicated their desire to sell shares in the Additional Sale Period.

                              SELLING STOCKHOLDERS



                          Number of Shares of                          Number of Shares    Percentage
                             Common Stock           Number of Shares     of Common Stock   Ownership
 Name of Selling          Beneficially Owned as     of Common Stock   Beneficially Owned     After
   Stockholder            of August 1, 1999(1)      Offered Hereby      After Offering(2)   Offering
-----------------------------------------------------------------------------------------------------
SQRIBE                                   42,755               21,378               21,377      *
 TECHNOLOGIES CORP
-----------------------------------------------------------------------------------------------------
Mike Burkland(3)                        126,939               63,470               63,469      *
-----------------------------------------------------------------------------------------------------
Chris Kocher                                 47                   47                    0      *
-----------------------------------------------------------------------------------------------------
Kerry Smith                                  51                   26                   25      *
-----------------------------------------------------------------------------------------------------
Fenwick & West LLP                        2,492                1,246                1,246      *
-----------------------------------------------------------------------------------------------------
Mark C. Stevens                           2,492                1,246                1,246      *
-----------------------------------------------------------------------------------------------------
Sumitomo Corporation                     30,000               30,000                    0      *
-----------------------------------------------------------------------------------------------------
Sumisho Datacom, Inc.(4)                 15,000               15,000                    0      *
-----------------------------------------------------------------------------------------------------
Sumitronics Inc.(5)                       5,000                5,000                    0      *
-----------------------------------------------------------------------------------------------------

*   Less than one percent.
--------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of August 1, 1999 through the conversion or exercise of any security or other right.

(2) Gives effect to the sale of the shares of common stock.

(3) Mike Burkland is currently receiving termination benefits from Segue.

(4) Sumisho Datacom, Inc. is the exclusive distributor for the sale of SilkControl, a Segue product, in Japan.

(5) Sumitronics Inc. is acting as a purchasing and shipping agent of Sumisho Datacom, Inc. for SilkControl, a Segue product.

                             PLAN OF DISTRIBUTION

    The shares of common stock offered by this prospectus (the "Shares") are being offered on behalf of the selling stockholders. Such Shares may be sold or distributed from time to time by the selling stockholders, or by donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered hereby may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market;
(iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into an existing market for Segue common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
(vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) in privately negotiated transactions;
(viii) to cover short sales; or (ix) any combination of the foregoing.

    From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such Shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. The number of Shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign such Shares will decrease as and when they take such actions. The plan of distribution for the Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the Shares, and in such instances, this prospectus may be delivered in connection with such short sales and the shares of Segue common stock offered hereby may be used to cover such short sales.

    A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Segue common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of Segue common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such shares of Segue common stock. A selling stockholder may also loan or pledge its Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

    Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Segue nor any selling stockholders can presently estimate the amount of such compensation. Segue knows of no existing arrangements between any selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

    Segue will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Segue has also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Segue, Segue has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Segue has advised the selling stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This prospectus is part of a registration statement Segue filed with the SEC to register the Segue common stock offered in this offering. It does not repeat important information that you can find in the registration statement or in the reports and other documents that Segue files with the SEC. The SEC allows Segue to "incorporate by reference" the information it files with them. This means that Segue can disclose important information to you by referring to other documents that are legally considered to be part of this prospectus, and later information that it files with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. Segue incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares of common stock offered under this prospectus:

    1. the Annual Report on Form 10-K for the fiscal year ended
       December 31, 1998;
    2. the Quarterly Report on Form 10-Q for the fiscal quarter ended
       March 31, 1999;
    3. the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;
    4. the Current Report on Form 8-K filed with the SEC on December 17, 1998;
       and
    5. the description of common stock contained in Segue's Registration Statement on Form 8-A, filed with the SEC on February 16, 1996, as amended, under Section 12 of the Securities Exchange Act of 1934 and any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings at no cost by writing or telephoning Segue at the following address: Chief Financial Officer, Segue Software, Inc., 201 Spring Street, Lexington, Massachusetts 02421 (Telephone: (781) 402-1000).

    You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. Segue has not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

    Segue files annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read a copy of any reports, statements or other information that Segue files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Segue's SEC filings are also available from the Internet site maintained by the SEC at http://www.sec.gov.


                                 LEGAL MATTERS

    The validity of the shares of common stock has been passed upon for Segue by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
  You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. Segue has not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of the Segue common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              -------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors...............................................................   2

The Company................................................................   6

Use of Proceeds............................................................   6

Material Terms of the Eventus Transaction..................................   6

Selling Stockholders.......................................................   7

Plan of Distribution.......................................................   8

Incorporation of Certain Documents by Reference............................   9

Legal Matters..............................................................  10

Experts....................................................................  10


                             ---------------------

================================================================================

================================================================================

                                 137,413 Shares



                              Segue Software, Inc.


                                  Common Stock

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                _________, 1999

================================================================================

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

    The expenses in connection with the issuance and distribution of the Common Stock being registered are set forth in the following table (all amounts except the registration fee are estimated):

    Registration fee           $   288.00
    Legal fees and expenses      2,000.00
    Accounting Fees              5,000.00
    Printing fees                5,000.00
    Miscellaneous                  712.00
                               ----------
          Total                $13,000.00
                               ==========

    All expenses referenced above will be borne by Segue.


Item 15.  Indemnification of Directors and Officers.

   Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Under subsection (a) the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Subsection (d) of Section 145 of the DGCL permits indemnification under subsections (a) and (b) of Section 145 only if authorized in the specific case following a determination that the individual seeking indemnification has met the standard of conduct required by the applicable subsection. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation has the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

   Article VII of Segue Software, Inc.'s Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and Article V of Segue Software, Inc.'s By-laws provides for indemnification by the Company, to the fullest extent permitted by Section 145 of the DGCL, the same exists or may hereafter be amended, of its directors, officers, and certain persons serving at the request of the Company as a director, officer, employee or agent of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter "Indemnitee") against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with the defense or settlement of any threatened, pending or completed legal proceeding, whether civil, criminal, administrative or investigative, in which said Indemnitee is involved by reason of his relationship with Segue Software, Inc.

   Article VIII of the Certificate provides that no director of Segue Software, Inc. shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Segue Software, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Segue Software, Inc. shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 16.  Exhibits.

Exhibit No.  Description
-----------  -----------

    4.1 (1)  Registration Rights Agreement, dated as of December 3, 1998(1).
   *5.1      Opinion of Goodwin, Procter & Hoar  LLP as to the legality of the
             Common Stock being registered.
   10.1 (2)  Agreement and Plan of Merger, dated as of December 3, 1998
             (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
  *23.1      Consent of PricewaterhouseCoopers LLP.
   23.2      Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).
   24.1      Powers of Attorney (included on page II-4).
---------------------

(1) Incorporated by reference from Exhibit 4.1 to Seque Software, Inc.'s registration statement on Form S-3 (File No. 333-76365) filed April 15, 1999.
(2) Incorporated by reference from Exhibit 2.1 to Segue Software, Inc.'s current report on Form 8-K dated December 17, 1998.

*  Filed herewith.


Item 17.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Segue Software, Inc. certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on the 17th day of August, 1999.


                                    Segue Software, Inc.


                                    By:  /s/ Stephen B. Butler
                                        ------------------------------------
                                       Stephen B. Butler
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Segue Software, Inc. hereby severally constitute Stephen B. Butler and Dennis Favero, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Segue Software, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Capacity                       Date
         ---------                     --------                       ----
/s/ Stephen B. Butler        President, Chief Executive          August 17, 1999
-------------------------    Officer and Director (Principal
Stephen B. Butler            Executive Officer)



/s/ Dennis Favero            Senior Vice President               August 17, 1999
-------------------------    and  Chief Financial Officer
Dennis Favero                (Principal Financial and
                             Accounting Officer)



/s/ Leonard E. Baum          Director                            August 17, 1999
-------------------------
Leonard E. Baum


/s/ Ronald D. Fisher         Director                            August 17, 1999
-------------------------
Ronald D. Fisher


/s/ John R. Levine           Director                            August 17, 1999
-------------------------
John R. Levine


/s/ Howard L. Morgan         Director                            August 17, 1999
-------------------------
Howard L. Morgan


/s/ James H. Simons          Director                            August 17, 1999
-------------------------
James H. Simons


                                 EXHIBIT INDEX


Exhibit No.  Description
-----------  -----------

   4.1(1)    Registration Rights Agreement, dated as of December 3, 1998.
  *5.1       Opinion of Goodwin, Procter & Hoar  LLP as to the legality of the
             Common Stock being registered.
   10.1(2)   Agreement and Plan of Merger, dated as of December 3, 1998
             (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)(1)
  *23.1      Consent of PricewaterhouseCoopers LLP.
   23.2      Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).
   24.1      Powers of Attorney (included on page II-4).
-------------------

(1) Incorporated by reference from Exhibit 4.1 to Segue Software, Inc.'s registration statement on Form S-3 (file no. 333-76365) filed
    April 15, 1999.
(2) Incorporated by reference from Exhibit 2.1 to Segue Software, Inc.'s current report on Form 8-K dated December 17, 1998.

*  Filed herewith.